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
Pricing Supplement dated March 8, 1996                            Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000             Trade Date: March 8, 1996
Issue Price: See  Plan of Distribution      Original Issue Date: March 14, 1996
                       attached
Interest Rate: 5.45%                       Net Proceeds to Issuer:  $100,000,000
Interest Payment Dates: September 14, 1996   Principal's Discount
 and March 14, 1997                           Or Commission:  0.0%
Stated Maturity Date: March 14, 1997

________________________________________________________________________________




Day Count Convention:
    [x]  30/360 for the period from March 14, 1996 to March 14, 1997
    [ ]  Actual/365 for the period from               to
    [ ]  Other (see attached)                       to

Redemption:
    [x] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ] The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: Not applicable
        Initial Redemption Percentage: Not applicable
        Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                          ___________________________
                              Salomon Brothers Inc



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                       ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

         Under the terms of and subject to the conditions of an Appointment Agreement dated as of September 28, 1993 and the terms of an Appointment Agreement Confirmation dated as of March 8, 1996 (collectively, the "Agreement"), between TMCC and Salomon Brothers Inc, Salomon Brothers Inc, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Salomon Brothers Inc has purchased the Notes as principal in this transaction for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale, as determined by Salomon Brothers Inc.

         Under the terms and conditions of the Agreement, Salomon
Brothers Inc is committed to take and pay for all of the Notes offered hereby if any are taken.